Exhibit 99.1
ATC Contact: Spencer Kurn
Senior Vice President, Investor Relations
Telephone: (617) 375-7517

AMERICAN TOWER CORPORATION PRICES SENIOR NOTES OFFERING

BOSTON, MASSACHUSETTS - September 11, 2025 - American Tower Corporation (NYSE: AMT) today announced the pricing of its registered public offering of senior unsecured notes due 2030 and 2035 in aggregate principal amounts of $200.0 million and $375.0 million, respectively. The 2030 notes will be consolidated, form a single series and be fully fungible, with the Company's outstanding $650,000,000 4.900% senior unsecured notes due 2030 issued on March 14, 2025 and are being issued at a price equal to 102.452% of their face value. The 2035 notes will be consolidated, form a single series and be fully fungible, with the Company's outstanding $350,000,000 5.350% senior unsecured notes due 2035 issued on March 14, 2025 and are being issued at a price equal to 103.567% of their face value. The net proceeds of the offering are expected to be approximately $587.8 million, after deducting underwriting discounts and estimated offering expenses. American Tower intends to use the net proceeds to repay existing indebtedness under its $4.0 billion senior unsecured revolving credit facility and for general corporate purposes.

BBVA Securities Inc., BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as Joint Book-Running Managers for the offering.

This press release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus and related prospectus supplement, which may be obtained by visiting the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, you may request these documents by calling BBVA Securities Inc. at 1-800-422-8692, BofA Securities, Inc. at 1-800-294-1322, Citigroup Global Markets Inc. at 1-800-831-9146, J.P. Morgan Securities LLC at 1-212-834-4533 or Morgan Stanley & Co. LLC at 1-866-718-1649.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of nearly 150,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations hub at www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth under the caption “Risk Factors” in Item 1A of its most recent annual report on Form 10-K, and other risks described in documents the Company subsequently files from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.
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